Litton Loan Servicing LP

January 18, 2002

As of December 31, 2001, Litton Loan Servicing LP has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of Americas Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Litton Loan Servicing LP had in effect a fidelity bond in the amount of $15,000,000 and an errors and omissions policy in the amount of $15,000,000.



/s/ Larry B. Litton, Sr.
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Larry B. Litton, Sr.
President & CEO
January 18, 2002

/s/ Janice McClure
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Janice McClure
Senior Vice President
January 18, 2002